Exhibit 10(nn)

Summary of Non-Employee Director Compensation effective January 1, 2005

The following summary of the compensation payable to each non-employee member of the Board of Directors of Alcoa Inc. effective January 1, 2005 is an excerpt from Alcoa’s 2005 Notice of Annual Meeting and Proxy Statement:

In November 2004, the board reviewed director fees, in light of current competitive trends and increased demands since the passage of the Sarbanes-Oxley Act. The board increased the annual retainer to $175,000 beginning January 1, 2005. In addition, the Audit Committee Chair will receive $25,000 annually for services in that capacity, and other Audit Committee members will receive an additional $10,000. The Chair of each of the Compensation and Benefits, Governance and Nominating, and Public Issues Committees will receive an additional $15,000, and the Lead Director will receive an additional $10,000 annually. The board adopted a director share ownership guideline of 10,000 shares, and each director is required to defer $100,000 of fees annually into the Alcoa share equivalent fund under the company’s 2005 Deferred Fee Plan for Directors, or otherwise use that amount of annual fees for the purchase of Alcoa stock, until the guideline is satisfied; that investment must be retained until service ends. The company does not pay any meeting or other fees for board service, and directors do not receive stock options. Alcoa does not fund directors’ deferred accounts, but pays them out in cash from general funds of the company after board service ends.